Exhibit 99.4

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective as of the 1st day of March 2024, by and between Dennis W. Doll (the “Consultant”) and Middlesex Water Company (the “Company”) (collectively, the “Parties”).

WHEREAS, the Consultant is expected to serve as President & Chief Executive Officer (“CEO”) of the Company until his retirement on February 29, 2024, and the Company desires to enter into a consulting agreement with the Consultant following such date upon the terms and conditions set forth herein as follows;

1.	Commencing March 1, 2024, and continuing up to and including May 21, 2024, the Consultant shall provide consulting services for which he will receive a fee of $33,600, payable in monthly installments of $11,200 within 15 days of the applicable month. Although the Parties have not specified a fixed amount of time for such consulting services, it is contemplated that the Consultant will be available to perform any services as may be reasonably requested by the Company as such services relate to effectively transitioning responsibilities to the successor CEO.

2.	During the period of the consulting agreement, and continuing for a two-year period thereafter, the Consultant agrees not to directly, or indirectly, in any individual or representative capacity, engage or participate in any business in the States of New Jersey and Delaware that is in direct competition in any manner whatsoever with the business of the Company, except as may be expressly agreed in writing by the Company.

3.	This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof, and this Agreement supersedes any prior communications, representations or agreements, verbal or written, between the Parties relating to the subject matter hereof.

4.	This Agreement is for the benefit of the Consultant and the Company and shall be governed in accordance with the laws of the State of New Jersey. Neither Party may assign or otherwise transfer its rights or delegate its duties under this Agreement without the prior written consent of the other Party.

5.	Each Party acknowledges that it has had the opportunity to review the provisions of this Agreement with independent advisors (financial, legal or otherwise) prior to the execution of this Agreement by each such Party.

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement to be effective as of the date first indicated above.

DENNIS W. DOLL		MIDDLESEX WATER COMPANY

By:	/s/ Dennis W. Doll	By:	/s/ A. Bruce O’Connor
	Dennis W. Doll		A. Bruce O’Connor
	Consultant		Sr. Vice President, Chief
Financial Officer &
Treasurer